Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333—109953 on Form S-8 of TransCommunity Financial Corporation of our report, dated March 26, 2008, relating to our audit of the consolidated financial statements which appears in the Annual Report of Form 10-K of TransCommunity Financial Corporation for the year ended December 31, 2007.

Galax, Virginia

March 26, 2008